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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Footstar, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-20731, No. 333-30011 and No. 333-41390) on Form S-8 of Footstar, Inc. of our
report dated August 27, 2004, except as to Note 3, as it relates to Fiscal 2002 and 2001 which is as of September 27, 2005, with respect to the Consolidated Balance Sheet of Footstar, Inc. and Subsidiary Companies as of December 28, 2002 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years ended December 28, 2002 and December 29, 2001 and the related financial statement schedule, which report appears in the January 3, 2004 Annual Report on Form 10-K.

Our report dated August 27, 2004, contains explanatory paragraphs that state that:

     - The consolidated statements of operations and cash flows for the fiscal years ended December 28, 2002 and December 29, 2001 have been restated.

     - the Company adopted the provisions of Statement of Financial Accounting Statement No. 142, Goodwill and Other Intangible Assets in fiscal 2002; and

     - On March 2, 2004, the Company filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This filing for reorganization raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP
New York, New York
September 27, 2005